Exhibit 14.1

BBCN Bancorp, Inc. and BBCN Bank

DIRECTOR CODE OF ETHICS & BUSINESS

CONDUCT

Director Code of Ethics and Business Conduct	Page 1 of 9

TABLE OF CONTENTS

I.	INTRODUCTION	2

II.	COMPLIANCE WITH LAWS, RULES, REGULATIONS	2

III.	PRESERVE CONFIDENTIALITY	3

A.	CONFIDENTIAL INFORMATION	3
B.	PROPRIETARY INFORMATION	3
C.	INSIDER TRADING	4

IV.	CONFLICTS OF INTEREST	5
A.	OVERVIEW	5
B.	SPECIFIC GUIDELINES	5

V.	COMPANY’S REGULATORY REPORTING	7

VI.	PROCESS FOR REPORTING, WAIVERS AND EXCEPTIONS	7

VII.	APPENDIX A – ANNUAL CERTIFICATION CONCERNING CODE OF ETHICS AND BUSINESS CONDUCT	8

Director Code of Ethics and Business Conduct	Page 2 of 9

I.	INTRODUCTION

This Director Code of Ethics and Business Conduct (the “Code”) sets forth BBCN Bancorp, Inc. and BBCN Bank, and each of its affiliates’ (collectively hereinafter referred to as the “Company”) policy and standards concerning ethical conduct for its directors. Company directors are expected to act in a manner that will serve the best interests of the Company; that is fair, honest, and trustworthy; that is in compliance with applicable laws, rules, and regulations; that will preserve confidential information; that will avoid conflicts of interest or the appearance of conflicts of interest; that will avoid fraudulent acts, misconduct and dishonesty, and that will protect and uphold the best use of the Company’s assets.

While this Code addresses many types of business and social relationships that may present legal and ethical concerns, it does not cover every issue that may arise. This Code instead contains basic principles to guide you when facing ethical issues. In some situations involving ethical judgment, it may be difficult for you to determine the proper course of action or your obligations under this Code. In such instances, you should not rely solely on your own judgment, but must discuss the matter with the appropriate party as set forth in § VI Process for Reporting, Waivers and Exceptions.

Each director has a duty and obligation to report any violation or potential violation of the Code or the employee Code of Ethics and Business Conduct. The Company will fully investigate all reported violations to determine the facts of the case and will take appropriate action up to and including the removal of the director, instituting civil proceedings, and alerting authorities for potential criminal sanctions.

II.	COMPLIANCE WITH LAWS, RULES, REGULATIONS

Directors must conduct his/herself at the Company and all of its functions or when acting on its behalf in a manner which is in compliance with applicable laws, rules, regulations, as well as with Company’s policies. Any behavior which could lead to an action being brought before a criminal or civil court is deemed in violation of the Code. Directors will avoid fraudulent acts, misconduct and dishonesty, or the appearance of such. It is prohibited for a director to use illegal (theft, bribery, misrepresentations, or espionage) or unethical means or methods when acting on behalf of the Company.

Any director convicted or pleading guilty to a felony or who has been sanctioned by a regulatory agency must immediately notify the Legal Department. All inquiries of the Company’s independent public accounting firm or supervisory regulatory agency must be responded to honestly and truthfully.

Directors are prohibited from unlawfully soliciting or demanding for the benefit of any person, or unlawfully accepting anything of value for or in connection with any transaction or business of the Bank within the context of the Bank Bribery Act.

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III.	PRESERVE CONFIDENTIALITY

A. Confidential Information

Confidential information includes private, sensitive, privileged information in possession of the Company, the Board of Directors and/or its customers. Confidential information will include all materials and formal or informal communications by directors on behalf of the Company, including but not limited to the Board of Director and Committee packages, agendas and minutes which have not already been disclosed to the public. Confidential information is intended solely for use within Company and is limited to those with a business need-to-know. Confidential information acquired by a director through his or her service must be held in the strictest confidence and, except for an appropriate business reason, must not be discussed outside the Company and may be discussed within Company only with those with a business reason to know the information for the performance of their duties on behalf of Company. Confidential information is to be used solely for corporate purposes and never for personal gain, and may not be used to compete with Company.

Confidential information may not be disclosed to persons outside Company except when disclosure is made in accordance with Company’s policies and customer agreements or as required by law.

Any disclosure of confidential information, by a director, could lead to their immediate dismissal from the NCB Board; in addition, a process to remove the Director, for cause, subject to shareholder approval may be initiated in relation to their directorship with NCB, Inc.

B. Proprietary Information

Proprietary information includes trade secrets and information regarding:

•	Company’s business;

•	the Company’s financial performance, if it has not been publicly announced;

•	Board of Directors and Committee communications and materials;

•	customers;

•	other Company directors;

•	products, services and pricing;

•	patents and other intellectual property;

•	systems plans and information;

•	data centers or other property information; and

•	business plans, marketing plans, strategies and costs.

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Directors must not use or disclose proprietary information about the Company or its staff, customers or vendors, except as appropriate in connection with the business of the Company and in line with the requirements under applicable law.

C. Insider Trading

Insider trading involves the purchase or sale of securities of a company or other entity while in possession of material, nonpublic information (“MNPI”) about the company or entity. Please see the NCB, Inc. and NCB Insider Trading Policy & Bank Stock Trading Guidelines for further details.

1. Material Non-Public Information—“Inside” or “nonpublic information” is information about a business organization that is not generally available to or known by the public. Such information is considered to be “material” if there is a likelihood that it would be considered important by an investor in making a decision to buy or sell a company’s securities (whether stock, bonds, notes, debentures, limited partnership units, or other equity or debt securities). Information should be presumed “material” if it relates to, among other things, any of the following:

•	earnings or financial results;

•	dividend increases or decreases;

•	changes in previously released earnings estimates;

•	significant gains or losses;

•	significant expansion or curtailment of operations;

•	significant merger or acquisition proposals or agreements;

•	significant purchase or sale of assets;

•	significant borrowing;

•	major litigation;

•	new debt or equity offerings;

•	liquidity problems; or

•	significant management or Board of Directors changes.

Questions regarding whether information is “inside” or “material” should be referred to the Legal Department or the Chief Financial Officer.

2. Restrictions Against Insider Trading—Directors must not purchase or sell securities either personally or for any account over which they have direct or indirect control if they are aware of MNPI about the issuer of those securities. Directors must not disclose MNPI they possess to family members or others, except to those who have a reason to know, in order to perform their duties on behalf of Company.

3. Purchase and Sales of Securities Issued by Company—Directors may not purchase or sell securities issued by BBCN Bancorp, Inc. if they have MNPI

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about the Company. Directors may not purchase or sell securities issued by BBCN Bancorp, Inc. outside the trading window determined by the Legal Department. When directors do trade in securities issued by BBCN Bancorp, Inc. they are asked to inform the Legal Department and complete required disclosures. Directors may not invest in options (other than stock options issued under director compensation plans), puts, calls, short sales, futures contracts or other similar transactions involving securities issued by Company, regardless of whether they have MNPI.

IV.	CONFLICTS OF INTEREST

A. Overview

Board members must avoid conflicts of interest or the appearance of conflicts of interest in their activities. A conflict of interest exists when you are involved in an outside interest or any activity that might either conflict with your duty to Company or adversely affect your judgment in the performance of your responsibilities to the Company. You are required to act in a responsible and respectable manner and to remain free of influences that may result in a loss of objectivity regarding business conducted with the Company’s customers, suppliers or the Company itself. See the Bylaws of BBCN Bancorp, Inc. for a further discussion of interested directors. A conflict of interest is a situation in which:

•a director’s personal interest or outside economic interest in a matter may be inconsistent or incompatible with the director’s obligation to exercise his or her best judgment in pursuit of the interests of Company;

•a director appropriates a business opportunity that belongs to Company;

•a reasonable question about or the appearance of such interference, inconsistency, appropriation or involvement is raised.

B. Specific Guidelines

1. Related Party Transactions — In addition to the duties and responsibilities addressed above a director must report all related party transactions as soon as the director is aware of the potential related party transaction. See the Corporate Governance Guidelines for a detailed discussion.

2. Outside Business Activities — Directors should inform the Chair of the Nomination and Governance Committee (“NGC”) and the Chief Executive Officer before serving as an officer, general partner, or director of an outside for-profit enterprise so that the opportunity can be reviewed for any possible conflicts of interest.

3. Independence — Directors should inform the Chair of the NGC and the Chief Executive Officer of any circumstance which might reasonably affect their “independence” under the requirements of NASDAQ and other applicable laws and regulations and the Company’s corporate governance guidelines.

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4. Loan / Credit — Federal law prohibits preferential lending to directors by correspondent banks, and requires Company directors to report any outstanding credit held with a correspondent bank on a yearly basis. It is, however; permissible for the Company to extend credit to a director in accordance with Regulation O where terms are substantially similar to terms offered to comparably situated customers who are not directors.

5. Gifts and Hospitality—Directors must not accept gifts or hospitality (including services, discounts, entertainment, travel or promotional materials) from a person or entity known to them to be an actual or potential customer or supplier or from business or professional people to whom Company does or may refer business unless the gift or hospitality was made in accordance with accepted, lawful business practices and no inference can be drawn that the gift or hospitality could influence the director in the performance of his or her duties for Company. It is unlawful to seek or accept anything of value from any person, intending to be influenced or rewarded in connection with any business or transaction of Company.

6. Civic Activities — Directors participation in Community Reinvestment Act activities performed on behalf of the Company are encouraged. Director participation, including appointment as a trustee, director or officer, in a religious, community, professional or charitable organizations does not require approval unless there is a lending relationship or some other potential conflict of interest between the organization and Company. A director’s participation shall not imply that you are serving at the direction or request of Company.

7. Political Activities — It must be clear at all times that a director’s participation in political activity is done as an individual and not as a representative of Company. Before you become a candidate or appointee to a public office you must notify the Chair of the NGC. Under Regulation O the definition of a related interest includes a political or campaign committee that is controlled by a director, or the funds or services benefit a director, thus the Company must comply with Regulation O before extending credit to a political or campaign committee that is controlled by a director.

When presented with a situation involving a potential conflict of interest, things to consider include: whether an outside observer would believe that the situation is improper or may interfere with your work performance or responsibilities to the Company. Questions concerning the application of this guideline in specific instances should be discussed with the Legal Department or the Chair of the NGC.

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V.	COMPANY’S REGULATORY REPORTING & INVESTIGATIONS

It is of critical importance that Company’s filings with the Securities and Exchange Commission, banking regulators, and other regulatory agencies and authorities, as well as its other public communications are fair, full, accurate, timely, and understandable. A director must always answer all regulatory requests fully and honestly.

A director must also cooperate fully and honestly with all requests for information and as related to internal or external investigations.

VI.	PROCESS FOR REPORTING, WAIVERS AND EXCEPTIONS

If a director becomes aware of a possible violation by Company of applicable laws, rules or regulations, the director should notify the Chair of the NGC to start an investigation and make sure that there is a satisfactory resolution of the possible violation. A director has a duty to report any possible violation, including actions of another director.

Exceptions or waivers to this Code can be approved only by the NGC and if approved, will be disclosed to Company stockholders as required by applicable laws, rules and regulations. A director requesting an exception or waiver must put all relevant facts in writing and submit the request to the Chair of the NGC. The director will be notified in writing of the decision of the NGC. If an exception or waiver is requested by the Chair of the NGC, such request should be submitted to the Chairman of BBCN Bancorp, Inc., or if they are the same person, such request must be approved by the disinterested members of the Executive Committee.

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VII. APPENDIX A

ANNUAL CERTIFICATION CONCERNING CODE OF ETHICS AND BUSINESS

CONDUCT

I hereby certify that I have received the Director Code of Ethics and Business Conduct for BBCN Bancorp, Inc. and BBCN Bank (the “Code”). I acknowledge my obligation to read, understand, and abide by its contents, and I am familiar with the provisions in the Code concerning disciplinary measures which may be taken for violations of the Code. I further certify that:

I have complied with all provisions of the Code of Ethics and Business Conduct relating to confidential information since                         , 20        [date of last certification] , and to the best of my knowledge have not violated any other provisions of the Code since that date.

I understand and acknowledge that I have a duty to report any violations of the Code by anyone. I am not aware of any violations of the Code by any other directors or employees since                     , 20        [date of last certification].

Date:
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